Exhibit 99.1

For Release:	Tuesday, October 25, 2005
1:15 p.m. Pacific Time

Seattle Genetics Reports Third Quarter 2005 Financial Results

Management will host conference call today at 5:00 p.m. Eastern Time

Bothell, WA — October 25, 2005— Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for its third quarter and nine months ended September 30, 2005.

Revenues for the third quarter of 2005 were $2.6 million, compared to $1.5 million for the third quarter of 2004. For the first nine months of 2005, revenues were $7.4 million, compared to $5.0 million for the same period in 2004. Revenues are derived from fees and milestones earned through the company’s ongoing antibody-drug conjugate (ADC) technology collaboration and license agreements. The increases include revenues from new collaborations in 2005 with MedImmune and PSMA Development Company.

Total operating expenses for the third quarter of 2005 were $9.5 million, compared to $11.4 million for the third quarter of 2004. The decrease is primarily attributable to lower contract manufacturing and clinical trial expenses. For the first nine months of 2005, total operating expenses were $31.5 million, slightly higher than total operating expenses in the first nine months of 2004.

Net loss attributable to common stockholders for the third quarter of 2005 was $6.2 million, or $0.15 per share, compared to $16.6 million, or $0.40 per share, for the same period in 2004. For the nine months ended September 30, 2005, net loss attributable to common stockholders was $22.1 million, or $0.52 per share, compared to $61.4 million, or $1.56 per share, for the same period in 2004. The net loss attributable to common stockholders in the third quarter and nine months ended September 30, 2004 included a non-cash preferred stock deemed dividend of $7.2 million and $36.6 million, respectively.

As of September 30, 2005, Seattle Genetics had $86.8 million in cash, cash equivalents, short-term and long-term investments compared to $105.9 million as of December 31, 2004.

“During the third quarter, we continued to make solid progress across our therapeutic programs, including our clinical product candidates, SGN-30 and SGN-40, as well as our lead preclinical programs, SGN-33, SGN-35, SGN-70 and SGN-75,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We have a number of key activities anticipated for the remainder of 2005, including initiation of a SGN-33 clinical trial, expansion of SGN-40 into a phase I/II trial in chronic lymphocytic leukemia and multiple data presentations at the American Society of Hematology annual meeting in December.”

Recent highlights:

•	Appointed Todd Simpson as Chief Financial Officer. Mr. Simpson brings over 22 years of financial leadership to Seattle Genetics, primarily from serving as Chief Financial Officer in publicly held biotechnology companies. Most recently, he served as Vice President of Finance and Administration and Chief Financial Officer at Targeted Genetics.

•	Ranked number one on Deloitte’s Technology Fast 50 list for Washington State, a ranking of the 50 fastest growing technology companies in the area by Deloitte & Touche LLP, and ranked number 40 on Deloitte’s Technology Fast 500 of North America. Rankings are based on the percentage revenue growth during a five year span from 2000–2004.

•	Expanded patent portfolio on SGN-40. U.S. Patent No. 6,946,129, entitled “Recombinant anti-CD40 antibody and uses thereof,” covers the humanized monoclonal antibody employed in the company’s SGN-40 product candidate.

•	Named Richard A. Flavell, Ph.D., a renowned scientist with over 30 years of biotechnology and academic experience, to the company’s scientific advisory board. Dr. Flavell currently serves as Chairman and Professor of Immunobiology at Yale University School of Medicine. He is also a Howard Hughes Medical Institute Investigator.

•	Announced that a Celera Genomics tumor antigen target has been selected for further investigation by Seattle Genetics for therapeutic development. This is the first target to be selected for advancement in the collaboration established in 2004 between Celera Genomics and Seattle Genetics to jointly discover and develop antibody-based therapies for cancer.

Conference Call

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 240-7305 (domestic) or (303) 262-2139 (international). A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from the Seattle Genetics website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11041582. The telephone replay will be available until 4:00 p.m. PT on October 27, 2005.

About Seattle Genetics

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapies for the treatment of cancer and immunologic diseases. The company is conducting clinical and preclinical development of a diverse portfolio of product candidates in a variety of oncology and immunology settings. In addition, Seattle Genetics has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. The company currently has license agreements for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen and MedImmune. More information about Seattle Genetics’ pipeline and technologies can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the initiation of an SGN-33 clinical trial and the expansion of SGN-40 clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may affect the initiation or expansion of our clinical trials include delays in receiving the applicable regulatory or organizational approvals, including approval of the institutional review boards at the medical institutions where the clinical trials are to be conducted, or delays in enrolling patients at such medical institutions. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Peggy Pinkston, Investor Relations

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended September 30		Nine months ended September 30,
	2005	2004	2005	2004
Revenues	$2,632	$1,491	$7,438	$5,005
Expenses
Research and development	7,806	9,611	26,146	26,141
General and administrative	1,664	1,762	5,366	5,346

Total operating expenses	9,470	11,373	31,512	31,487

Loss from operations	(6,838)	(9,882)	(24,074)	(26,482)
Investment income, net	667	514	1,990	1,613

Net loss	(6,171)	(9,368)	(22,084)	(24,869)
Noncash preferred stock deemed dividend	—	(7,229)	—	(36,558)

Net loss attributable to common stockholders	$(6,171)	$(16,597)	$(22,084)	$(61,427)

Basic and diluted net loss per share	$(0.15)	$(0.40)	$(0.52)	$(1.56)

Weighted-average shares used in computing basic and diluted net loss per share	42,317	41,221	42,191	39,327

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$41,433	$37,137
Other current assets	2,155	2,771

Total current assets	43,588	39,908
Property and equipment, net	8,916	9,463
Long-term investments	45,353	68,761
Restricted investments	600	977

Total assets	$98,457	$119,109

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,781	$4,815
Deferred revenue	6,308	4,860

Total current liabilities	11,089	9,675

Deferred rent	507	472
Deferred revenue, net of current portion	4,113	5,129

Total long-term liabilities	4,620	5,601

Stockholders’ equity	82,748	103,833

Total liabilities and stockholders’ equity	$98,457	$119,109